Exhibit 2

EXECUTION VERSION

Confidential

WARRANT PURCHASE AGREEMENT

By and Among

TCV VII, L.P.,

TCV VII (A), L.P. and

TCV MEMBER FUND, L.P.,

as Purchasers

and

FUNDQUEST INCORPORATED

as Seller

Dated as of

August 18, 2011

ii

WARRANT PURCHASE AGREEMENT (this “Agreement”), dated as of August 18, 2011, by and among TCV VII, L.P., a Cayman Islands exempted limited partnership (“TCV VII”), TCV VII (A), L.P., a Cayman Islands exempted limited partnership (“TCV VII (A)”), and TCV MEMBER FUND, L.P., a Cayman Islands exempted limited partnership (collectively with TCV VII and TCV VII (A), the “Purchasers”), and FundQuest Incorporated, a Delaware corporation (the “Seller”).

RECITALS

WHEREAS, the Seller is the record and beneficial owner of a Warrant, dated February 8, 2010 (the “Warrant,” a copy of which is attached hereto as Exhibit A), to purchase shares of common stock, par value $0.005 per share (“Common Stock” and such shares issuable upon exercise of the Warrant, the “Warrant Shares”), of Envestnet, Inc., a Delaware corporation (the “Company”);

WHEREAS, the Purchasers desire to acquire from the Seller, and the Seller desires to sell to the Purchasers, all of its right, title and interest in and to the Warrant (the “Warrant Purchase”), on the terms and subject to the conditions contained herein; and

WHEREAS, this Agreement and the transactions contemplated hereby have been approved by all requisite action on the part of the Seller and the Purchasers.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS AND TERMS

Section 1.1 Certain Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

“Affiliate” shall mean, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. The term “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as applied to any Person, means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other ownership interest, by contract or otherwise.

“Agreement” shall mean this Agreement, together with the Schedules and Exhibits hereto, as the same may be amended or supplemented from time to time in accordance with the terms hereof.

“Business Day” shall mean any day other than a Saturday, a Sunday or a day on which banks in the City of New York are authorized or obligated by Law or executive order to close.

“Closing” shall mean the closing of the transactions contemplated by this Agreement, as provided for in Section 2.1 hereof.

“Closing Date” shall have the meaning set forth in Section 2.1 hereof.

“Common Stock” shall have the meaning set forth in the recitals hereto.

“Company” shall have the meaning set forth in the recitals hereto.

“Consents” shall have the meaning set forth in Section 3.5(b) hereof.

“Contract” shall mean any written bond, note, mortgage, deed of trust, lease, commitment, obligation, understanding, arrangement, indenture, other evidence of indebtedness, guarantee, license, agreement or other contract or instrument.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Warrant” shall have the meaning set forth in Section 2.3 hereof.

“Governmental Authority” shall have the meaning set forth in Section 3.5(b) hereof.

“Holders” shall have the meaning given to such term in the Registration Rights Agreement.

“Laws” shall mean any federal, state, local or foreign law, statute, ordinance, rule, regulation, order, judgment or decree, administrative order or decree, administrative or judicial decision, and any other executive or legislative proclamation.

“Liens” shall mean any and all liens, charges, security interests, options, claims, mortgages, pledges, proxies, voting trusts or other adverse interests or restrictions on title or transfer.

“Person” shall mean a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity or organization.

“Purchasers” shall have the meaning set forth in the preamble hereto.

“Registrable Common Stock” shall have the meaning given to such term in the Registration Rights Agreement.

“Registration Rights Agreement” shall mean that certain Registration Rights Agreement, dated as of February 22, 2010, by and among the Company and the Seller, as in effect on the date of this Agreement, a copy of which is attached hereto as Exhibit B.

“Related Party” shall have the meaning set forth in Section 8.13 hereof.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Seller” shall have the meaning set forth in the preamble hereto.

“Transfer” shall have the meaning given to such term in the Warrant.

“Warrant” shall have the meaning set forth in the recitals hereto.

“Warrant Purchase” shall have the meaning set forth in the recitals hereto.

“Warrant Shares” shall have the meaning set forth in the recitals hereto.

Section 1.2 Other Definitional Provisions.

(a) The words “hereof”, “herein”, “hereto” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(b) The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

(c) The term “dollars” and character “$” shall mean United States dollars.

(d) The word “including” shall mean including, without limitation, and the words “include” and “includes” shall have corresponding meanings.

ARTICLE II

CLOSING;

PURCHASE AND SALE OF SHARES

Section 2.1 Closing. The closing of the Warrant Purchase (the “Closing”) shall take place at the offices of White & Case LLP, 1155 Avenue of the Americas, New York, NY 10036, at 9:00 a.m. (local time), on the date hereof following the satisfaction of the conditions precedent specified in Article VI, or at such other time and place as the parties hereto may mutually agree. The date on which the Closing occurs is referred to herein as the “Closing Date.”

Section 2.2 Purchase and Sale of the Warrant. Upon the terms and subject to the conditions of this Agreement, at the Closing, the Seller shall, and hereby does, sell, convey, assign, transfer and deliver to the Purchasers the Warrant and the right to receive the Warrant Shares to be issued upon exercise thereof, and title thereto, free and clear of any and all Liens, except for any Liens arising under the Securities Act or any applicable state securities Laws or created by a Purchaser or arising out of the ownership of the Exchange Warrants by the Purchasers solely as a result of the identity or contractual obligations of the Purchasers, and the Purchasers shall, and hereby do, severally and not jointly, purchase, acquire and accept from the Seller, all right, title and interest in and to the Warrant and the right to receive the Warrant Shares to be issued upon exercise thereof.

Section 2.3 Conveyance. At the Closing, the Seller shall deliver (or cause to be delivered) to each Purchaser a new warrant of like tenor as the Warrant in the form attached hereto as Exhibit C, issued by the pursuant Company in the name of such Purchaser to Section 2(d) of the Warrant, to purchase a percentage of the Warrant Shares issuable upon exercise of the Warrant set forth opposite such Purchaser’s name on Schedule I hereto (each such warrant issued to a Purchaser, an “Exchange Warrant”). The Exchange Warrants shall, in the aggregate, entitle the Purchasers to purchase 100% of the Warrant Shares subject to the Warrant.

Section 2.4 Assignment of Registration Rights. Effective as of the Closing and in connection with and subject to the consummation of the Warrant Purchase, (i) the Seller hereby assigns and transfers all of its rights under the Registration Rights Agreement to the Purchasers, as subsequent Holders of Registrable Common Stock, pursuant to Section 11 of the Registration Rights Agreement, and (ii) each of the Purchasers hereby consents and agrees to be bound by the terms of the Registration Rights Agreement as a subsequent Holder party to the Registration Rights Agreement pursuant to Section 11 thereof (such assignment and transfer, the “Registration Rights Assignment”).

Section 2.5 Consideration. At the Closing, in consideration of such sale, conveyance, assignment, transfer and delivery of the Warrant by the Seller and the Registration Rights Assignment, each Purchaser, severally and not jointly, shall pay or cause to be paid to the Seller the amount set forth opposite such Purchaser’s name on Schedule II hereto in exchange for the Exchange Warrant delivered by (or on behalf of) the Seller to such Purchaser pursuant to Section 2.3 hereof and the Registration Rights Assignment.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF

THE SELLER

The Seller hereby represents and warrants to the Purchasers as follows:

Section 3.1 Organization. The Seller is a corporation duly formed, validly existing and in good standing under the Laws of the State of Delaware and has all corporate power and authority to own, lease and operate all of its properties and assets and to conduct its business as it is now being conducted.

Section 3.2 Authority; Binding Effect. The Seller has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of the Seller, and no other corporate action on the part of the Seller is required to authorize the execution, delivery and performance hereof, and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Seller and constitutes the legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except to the extent enforcement may be subject to (i) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws affecting enforcement of creditors’ rights generally and (ii) equitable limitations on the availability of specific remedies (whether considered in a proceeding in equity or at Law).

Section 3.3 Title to Warrant; Warrant and Registration Rights Agreement.

(a) The Seller is the record and beneficial owner of the Warrant and has good and valid title to the Warrant, free and clear of all Liens, except Liens arising under the Securities Act or any applicable state securities Laws. The Warrant is currently exercisable by the Seller on the terms set forth therein, and upon exercise of the Warrant in accordance with the terms thereof the Seller has the sole right to receive the Warrant Shares issuable thereunder, free and clear of all Liens, except Liens arising under the Securities Act or any applicable state securities Laws.

(b) The Seller has delivered to the Purchasers a true, complete and correct signed copy of each of the Warrant and the Registration Rights Agreement. The Warrant and the Registration Rights Agreement, each in the form so delivered, are in full force and effect. The Registration Rights Agreement is a legal, valid and binding obligation of the Seller.

(c) The Warrant has not been exercised or Transferred, in whole or in part, by the Seller, and no exercise form or notice of exercise has been delivered to the Company with respect thereto. The Seller has not exercised any of its rights under the Registration Rights Agreement, and the Seller has not provided notice to the Company of any exercise thereof. The Seller has not transferred or assigned any of its rights under the Registration Rights Agreement.

(d) No event has occurred which, with or without notice, lapse of time or both, would result in a breach or violation of or constitute a default on the part of the Seller under any term or condition of the Warrant or the Registration Rights Agreement. The Seller does not have any reason to believe that the Company will be unable to perform any of its obligations under the Exchange Warrants or the Registration Rights Agreement in accordance with their terms.

(e) The “Initial Exercise Date” as defined in the Warrant is July 29, 2010 and the Warrant will expire at 5:00 P.M., Eastern time, on January 29, 2014. As of the date of this Agreement, (i) the “Warrant Price” as defined in the Warrant is $10.80 per Warrant Share, and (ii) the “Warrant Share Number” as defined in the Warrant is 1,388,888.00 shares of Common Stock.

Section 3.4 Company Approvals; Conveyance and Transfer.

(a) The Seller has received the prior written approval of the Company with respect to the Warrant Purchase and the Transfer of the Warrant to the Purchasers in accordance with Section 2(d) of the Warrant. Any assignments or other instruments to be executed and delivered by the Seller in order to effect the transfer of the Warrant to the Purchasers and the issuance of the Exchange Warrants to the Purchasers in accordance with Section 2.3 hereof have been or will be, at or prior to the Closing, duly executed and delivered by the Seller.

(b) The Seller has no reason to believe that upon the Closing the Purchasers will not have valid, legal, beneficial and record title to the Exchange Warrants transferred by the Seller pursuant hereto and any Warrant Shares issuable upon the exercise thereof, free and clear of all Liens, except Liens arising under the Securities Act or any applicable state securities Laws or created by a Purchaser or arising out of the ownership of the Exchange Warrants by the Purchasers solely as a result of the identity or contractual obligations of the Purchaser, or that the Exchange Warrants will not be exercisable pursuant to the terms thereof for the Warrant Shares. From and after the Closing, the Seller will no longer hold any Registrable Common Stock and will no longer be a “Holder” party to the Registration Rights Agreement.

Section 3.5 No Violation; Consents and Approvals.

(a) The execution and delivery of this Agreement by the Seller and the consummation by the Seller of the Warrant Purchase, the Registration Rights Assignment and the other transactions contemplated hereby will not (i) conflict with or violate the certificate of incorporation or bylaws or any other applicable organizational documents of the Seller, as currently in effect, (ii) conflict with or violate any Laws applicable to the Seller or by which its properties or assets are bound or are subject, or (iii) result in any breach of, constitute a default (or an event that with notice or lapse of time, or both, would constitute a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or require payments under, or result in the creation of a Lien on any of the properties or assets of the Seller under, any Contract to which the Seller is a party or by which its properties or assets are bound or subject, which breach, default, conflict, right of termination, amendment, acceleration, cancellation, payment or Lien would impair or prevent the Seller’s ability to perform its obligations hereunder or to consummate the transactions contemplated hereby.

(b) The execution and delivery of this Agreement by the Seller do not, and the performance by the Seller of this Agreement and the consummation of the transactions contemplated hereby will not, require the Seller to make any filing with, obtain any permit, authorization, consent or approval of, or give any notice to (“Consents”), any court, tribunal, legislative, executive or regulatory authority or agency (a “Governmental Authority”), or any third party.

Section 3.6 Brokers. The Seller has not entered into any agreement or arrangement entitling any agent, broker, investment banker, financial advisor or other firm or Person to any brokers’ or finders’ fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement.

Section 3.7 Possession of Adequate Knowledge. The Seller possesses such information concerning the Company and its business as it deems necessary in order to evaluate the merits of the transactions contemplated by this Agreement and is not relying on any representation or warranty in this regard by the Purchasers. The Seller (a) is familiar with the business of the Company, (b) has obtained any and all publicly available information regarding the Company that the Seller has determined is necessary or appropriate in making the decision to sell the Warrant and the right to receive the Warrant Shares to be issued upon exercise thereof to the Purchasers and in determining the sale price therefor, and (c) is not relying on, and has not received, any representation or statement by the Purchasers (except as expressly set forth herein) or any of their respective directors, officers, stockholders, agents or representatives regarding (x) the business, financial condition or prospects of the Company or (y) the value of the Warrant or the Warrant Shares to be issued upon exercise thereof. The Seller acknowledges and agrees that (A) the price to be paid for the Warrant hereunder by the Purchasers may not equal the difference between the Warrant Price (as defined in the Warrant) and the trading price of the Warrant Shares to be issued upon exercise thereof (or the fair market value of the Warrant or the Warrant Shares) on the date hereof and (B) after the Closing, the value of the Warrant and the Warrant Shares to be issued upon exercise thereof may increase or decrease as a result of a number of factors, including without limitation (I) changes in the Company’s business, financial condition, business relationships or prospects or (II) general industry, market or economic conditions. Without limiting the generality of the foregoing, the Seller acknowledges that (i) the Purchasers currently may have, and later may come into possession of, information with respect to the business, financial condition or prospects of the Company that is not known to the Seller and that may be material to a decision to sell the Warrant and the right to receive the Warrant Shares to be issued upon exercise thereof, (ii) the Seller has determined to sell the Warrant and the right to receive the Warrant Shares to be issued upon exercise thereof notwithstanding the Seller’s lack of knowledge of such information and (iii) the Purchasers shall have no liability to the Seller with respect to the nondisclosure of such information to the Seller or the nondisclosure of any other information in connection with the transaction contemplated hereby.

Section 3.8 No Other Contracts. The Seller is not currently a party to any Contract with the Company, other than the Warrant and the Registration Rights Agreement, or any Contract with respect to the Warrant or the Warrant Shares to be issued upon exercise thereof, other than the Warrant, this Agreement and the Registration Rights Agreement.

Section 3.9 Not An Affiliate. The Seller is not an “affiliate” of the Company as defined in Rule 144 under the Securities Act and, to the knowledge of the Seller, the Warrant is not a “restricted security” as defined in Rule 144 under the Securities Act.

Section 3.10 No Other Representations. Except for the representations and warranties contained in this Article III and the warranties that inure to the benefit of a purchaser of stock under Section 8-108 of the Uniform Commercial Code, the Purchasers acknowledge and agree that neither the Seller nor any Affiliates of the Seller nor any other Person has made or makes any other express, implied or statutory representation or warranty with respect to the Seller’s sale of the Warrant hereunder, including any representations or warranties as to the Company, its business, its future financial condition or results of operations, including with respect to any financial projections.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

OF THE PURCHASERS

Each of the Purchasers hereby represents and warrants, severally and not jointly, to the Seller as follows:

Section 4.1 Organization. Such Purchaser is an exempted limited partnership duly formed, validly existing and in good standing under the Laws of the Cayman Islands and has all requisite power and authority to own, lease and operate all of its properties and assets and to conduct its business as it is now being conducted.

Section 4.2 Authority; Binding Effect. Such Purchaser has all requisite exempted limited partnership power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby have been duly authorized by all necessary exempted limited partnership action on the part of such Purchaser, and no other exempted limited partnership action on the part of such Purchaser is required to authorize the execution, delivery and performance hereof, or the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by such Purchaser and constitutes the legal, valid and binding obligation of such Purchaser, enforceable against such Purchaser in accordance with its terms (assuming due authorization, execution and delivery hereof by the Seller), except to the extent enforcement may be subject to (i) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws affecting enforcement of creditors’ rights generally and (ii) equitable limitations on the availability of specific remedies (whether considered in a proceeding in equity or at law).

Section 4.3 No Violation; Consents and Approvals.

(a) The execution and delivery of this Agreement by such Purchaser do not, and the performance of this Agreement by such Purchaser and the consummation of the transactions contemplated hereby will not, (i) conflict with or violate the exempted limited partnership agreement or other applicable constituent or organizational documents, in each case as currently in effect, of such Purchaser, (ii) conflict with or violate any Laws applicable to such Purchaser or by or to which any of its properties or assets are bound or subject, or (iii) result in any breach of, constitute a default (or an event that with notice or lapse of time or both would constitute a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or require payment under, or result in the creation of a Lien on any of the properties or assets of such Purchaser under, any Contract to which such Purchaser is a party or by or to which such Purchaser or any of its properties or assets are bound or subject, which breach, default, conflict, right of termination, amendment, acceleration or cancellation, payment or Lien would impair such Purchaser’s ability to perform its obligations hereunder or to consummate the transactions contemplated hereby.

(b) The execution and delivery of this Agreement by such Purchaser do not, and the performance by such Purchaser of this Agreement and the consummation of the transactions contemplated hereby will not, require such Purchaser to obtain any Consents from any Governmental Authority or any third party, except for applicable requirements of the Securities Act and the Exchange Act.

Section 4.4 Nature of Investment.

(a) Such Purchaser is acquiring the Warrant and the Warrant Shares to be issued upon exercise thereof as principal for its own account for investment purposes only and not with a view to distributing or reselling the Warrant or the Warrant Shares to be issued upon exercise thereof or any part thereof.

(b) Such Purchaser is an “accredited investor” as defined in Rule 501(a) under the Securities Act. Such Purchaser, either alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the investment in the Warrant and the Warrant Shares to be issued upon exercise thereof, and has so evaluated the merits and risks of such investment. Such Purchaser is able to bear the economic risk of an investment in the Warrant and the Warrant Shares to be issued upon exercise thereof and, at the present time, is able to afford a complete loss of such investment.

(c) Such Purchaser acknowledges that it has had access to all publicly available information regarding the Company that such Purchaser has determined is necessary or appropriate in making the decision to purchase the Warrant and the right to receive the Warrant Shares to be issued upon exercise thereof from the Seller and in determining the purchase price therefor.

(d) Such Purchaser is not purchasing the Warrant or the right to receive the Warrant Shares to be issued upon exercise thereof as a result of any advertisement, article, notice or other communication regarding the Warrant or such Warrant Shares published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general solicitation or general advertisement.

(e) Such Purchaser understands and acknowledges that (i) the Warrant and the right to receive the Warrant Shares to be issued upon exercise thereof are being offered and sold without registration under the Securities Act in a private placement that is exempt from the registration provisions of the Securities Act and (ii) the availability of such exemption depends in part on, and the Seller will rely upon the accuracy and truthfulness of, the foregoing representations and such Purchaser hereby consents to such reliance.

Section 4.5 Brokers. Such Purchaser has not entered into any agreement or arrangement entitling any agent, broker, investment banker, financial advisor or other firm or Person to any brokers’ or finders’ fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement.

Section 4.6 Possession of Adequate Knowledge. Such Purchaser possesses such information concerning the Company and its business as it deems necessary in order to evaluate the merits of the transactions contemplated by this Agreement and is not relying on any representation or warranty in this regard by the Seller. Such Purchaser (a) is familiar with the business of the Company and (b) is not relying on, and has not received, any representation or statement by the Seller (except as expressly set forth herein) or any of its directors, officers, stockholders, agents or representatives regarding (x) the business, financial condition or prospects of the Company or (y) the value of the Warrant or the Warrant Shares to be issued upon exercise thereof. Such Purchaser acknowledges and agrees that (A) the price to be paid for the Warrant hereunder by the Purchasers may not equal the difference between the Warrant Price (as defined in the Warrant) and the trading price of the Warrant Shares to be issued upon exercise thereof (or the fair market value of the Warrant or the Warrant Shares) on the date hereof and (B) after the Closing, the value of the Warrant and the Warrant Shares to be issued upon exercise thereof may increase or decrease as a result of a number of factors, including without limitation (I) changes in the Company’s business, financial condition, business relationships or prospects or (II) general industry, market or economic conditions. Without limiting the generality of the foregoing, such Purchaser acknowledges that (i) the Seller currently may have, and later may come into possession of, information with respect to the business, financial condition or prospects of the Company that is not known to such Purchaser and that may be material to a decision to purchase the Warrant and the right to receive the Warrant Shares to be issued upon exercise thereof, (ii) such Purchaser has determined to purchase the Warrant and the right to receive the Warrant Shares to be issued upon exercise thereof notwithstanding such Purchaser’s lack of knowledge of such information and (iii) the Seller shall have no liability to such Purchaser with respect to the nondisclosure of such information to such Purchaser or the nondisclosure of any other information in connection with the transaction contemplated hereby. The foregoing however, does not limit or modify the representations and warranties of the Seller in Section 3 of this Agreement or the right of the Purchasers to rely thereon.

Section 4.7 No Other Representations. Except for the representations and warranties contained in this Article IV, the Seller acknowledges and agrees that neither the Purchasers nor any Affiliates of the Purchasers nor any other Person has made or makes any other express, implied or statutory representation or warranty with respect to Purchasers’ acquisition of the Warrants or the Warrant Shares to be issued upon exercise thereof hereunder, including any representations or warranties as to the Company, its business, its future financial condition or results of operations, including with respect to any financial projections.

ARTICLE V

COVENANTS

Section 5.1 Commercially Reasonable Efforts. Upon the terms and subject to the conditions of this Agreement, the Seller and the Purchasers each agree to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable (including satisfaction, but not waiver, of the conditions to Closing set forth in Article VI hereof).

Section 5.2 Notification of Certain Matters. The Seller shall give prompt notice to each Purchaser, and each Purchaser shall give prompt notice to the Seller, of the occurrence, or non-occurrence, of any event the occurrence or non-occurrence of which would be reasonably likely to cause (i) any representation or warranty of the Seller or such Purchaser, as the case may be, contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Closing or (ii) the Seller or such Purchaser, as the case may be, to fail to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.2 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

Section 5.3 No Transfers or Other Actions. The Seller agrees that it shall not, prior to the delivery of the Exchange Warrants to the Purchasers pursuant to Section 2.3 hereof, directly or indirectly, (i) sell, assign, transfer or convey, or otherwise propose, offer or agree to sell, assign, transfer or convey, any interest in the Warrant or any of the Warrant Shares to be issued upon exercise thereof (other than to the Purchasers pursuant to this Agreement), (ii) grant or suffer to exist any Lien on the Warrant or any of the Warrant Shares to be issued upon exercise thereof (except Liens arising under the Securities Act or any applicable state securities Laws), (iii) enter into any agreement or understanding, or waive any rights, with respect to the Warrant or any of the Warrant Shares to be issued upon exercise thereof, (iv) exercise the Warrant or (v) take any other action in its capacity as holder of the Warrant that would reasonably be expected to adversely affect the consummation of the transactions contemplated hereby, the rights of Purchasers (including as holders of the Warrant or any of the Warrant Shares to be issued upon exercise thereof) or, other than with respect to any actions taken in connection with any Contract between the Seller and the Company or between the Seller and an Affiliate of the Company, the value of the Warrant.

ARTICLE VI

CONDITIONS TO CLOSING

Section 6.1 Mutual Conditions to the Obligations of the Parties. The respective obligations of each party hereto to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following condition:

(a) No Injunctions or Legal Prohibitions. No temporary restraining order, preliminary or permanent injunction or other judgment, order or decree issued by a court of competent jurisdiction which prevents the consummation of the transactions contemplated hereby shall have been issued and remain in effect, and no statute, rule or regulation shall have been enacted, promulgated or enforced by any Governmental Authority which makes the consummation of the transactions contemplated hereby illegal; provided, that the parties shall use their commercially reasonable efforts to have any temporary or preliminary order or injunction lifted.

Section 6.2 Conditions to the Obligations of the Purchasers. The obligation of each of the Purchasers to consummate the transactions contemplated by this Agreement is subject to the satisfaction at or prior to the Closing of the following conditions (unless waived, to the extent permitted by applicable Law, by such Purchaser):

(a) Representations and Warranties. The representations and warranties of the Seller contained in Article III hereof that are qualified as to materiality shall be true and correct in all respects, and such representations and warranties that are not so qualified shall be true and correct in all material respects, in each case, as of the date when made and at and as of the Closing Date, as though such representations and warranties were made at and as of such date.

(b) Performance. The Seller shall have performed and complied with, in all material respects, all covenants and agreements required by this Agreement to be performed or complied with by the Seller on or prior to the Closing Date.

(c) Approval of the Company. Each of the Purchasers shall have received a duly executed copy of the prior written approval of the Company with respect to (i) the Warrant Purchase and the Transfer of the Warrant to the Purchasers in accordance with Section 2(d) of the Warrant and (ii) the Registration Rights Assignment, a copy of which is attached hereto as Exhibit D.

(d) Exchange Warrants. Each of the Purchasers shall have received the duly executed Exchange Warrant to be issued to such Purchaser pursuant to Section 2.3 hereof.

Section 6.3 Conditions to the Obligations of the Seller. The obligation of the Seller to consummate the transactions contemplated by this Agreement is subject to the satisfaction at or prior to the Closing of the following conditions (unless waived, to the extent permitted by applicable Law, by the Seller):

(a) Representations and Warranties. The representations and warranties of each Purchaser contained herein which are qualified as to materiality shall be true and correct in all respects, and such representations and warranties as are not so qualified shall be true and correct in all material respects, as of the date when made and at and as of the Closing Date, as though such representations and warranties were made at and as of such date.

(b) Performance. Each Purchaser shall have performed and complied with, in all material respects, all agreements, conditions, covenants and obligations required by this Agreement to be performed or complied with by the Purchasers on or prior to the Closing Date.

(c) Payment of Purchase Price. All of the Purchasers shall have delivered to the Seller by wire transfer of federal or other immediately available funds to the account designated by the Seller the amount set forth opposite such Purchaser’s name on Schedule II hereto.

ARTICLE VII

TERMINATION

Section 7.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing:

(a) by mutual written agreement of the Seller and the Purchasers;

(b) by either the Company or the Purchasers, if the Closing has not occurred on or before August 19, 2011 (the “End Date”); provided that the right to terminate this Agreement pursuant to this Section 7.1 shall not be available to any party whose breach of any provision of this Agreement results in the failure of the Closing to occur by such time; or

(c) by either the Company or the Purchasers, if a Governmental Authority shall have issued any order, injunction or other decree or taken any other action, in each case, which has become final and non-appealable and which restrains, enjoins or otherwise prohibits the transactions contemplated hereby.

Section 7.2 Effect of Termination. If this Agreement is terminated pursuant to Section 7.1 hereof, this Agreement shall become void and of no effect without liability of any party hereto (or any representative or Affiliate of such party) to any other party hereto.

ARTICLE VIII

MISCELLANEOUS

Section 8.1 Notices. All notices or other communications hereunder shall be deemed to have been duly given and made if in writing and if served by personal delivery upon the party for whom it is intended, if delivered by registered or certified mail, return receipt requested, or by a national courier service, or if sent by facsimile (with receipt of confirmation of delivery) or electronic mail (with receipt confirmed), to the person at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such person:

To the Seller:

FundQuest Incorporated

75 State Street, 6th Floor

Boston, MA 02109

Attention: Lincoln Ross

Fax: (617) 526-7377

E-mail: lross@fundquest.com

With a copy to:

BNP Paribas Investment Partners USA Holdings Inc.

200 Park Avenue

New York, New York 10166

Attention: Robin Meister

Fax: (212) 681-3295

E-mail: robin.meister@bnpparibas-ip.com

With a copy (which shall not constitute notice) to:

BNP Paribas Investment Partners

14, rue Bergère

75009 Paris - France

Attention: Charlotte Dennery

Fax: +33 1 58 97 20 09

E-mail: charlotte.dennery@bnpparibas.com

With a copy (which shall not constitute notice) to:

White & Case LLP

1155 Avenue of the Americas

New York, New York 10036

Attention: Alison Dreizen

Fax: (212) 354-8113

E-mail: adreizen@whitecase.com

To the Purchasers:

Technology Crossover Ventures

528 Ramona Street

Palo Alto, CA 94301

Attention: General Counsel

Fax: (650) 614-8222

E-mail: cnewell@tcv.com

     rfenton@tcv.com

With a copy to:

Latham & Watkins LLP

140 Scott Drive

Menlo Park, CA 94025

Attention:         Peter F. Kerman

                 Joshua M. Dubofsky

Fax: (650) 463-2600

E-mail: peter.kerman@lw.com

     josh.dubofsky@lw.com

Any such notification shall be deemed delivered (i) upon receipt, if delivered personally, (ii) on the next Business Day, if sent by national courier service for next Business Day delivery or (iii) when confirmation of delivery or receipt is received, if sent by facsimile or electronic mail.

Section 8.2 Amendment; Waiver. The parties may waive or amend any provision of this Agreement if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Purchasers and the Seller, or in the case of an extension or waiver, by the party against whom the extension or waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 8.3 Time of Essence. Each of the parties hereto hereby agrees that, with regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

Section 8.4 Assignment. No party to this Agreement may assign any of its rights or obligations under this Agreement without the prior written consent of the other parties hereto; provided that any Purchaser may assign any or all of its rights and obligations hereunder (including its rights and obligations to purchase any or all of the Exchange Warrants) to any other Purchaser at any time prior to the Closing.

Section 8.5 Entire Agreement. This Agreement (including the Schedules and Exhibits hereto) contains the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect to such matters.

Section 8.6 Parties in Interest. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer upon any Person other than the Purchasers or the Seller, or their successors or permitted assigns, any rights or remedies under or by reason of this Agreement; provided that the Company shall be a third party beneficiary of Sections 2.4 and 4.3 hereof.

Section 8.7 Expenses. Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated by this Agreement are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the party incurring such expenses.

Section 8.8 Governing Law; Jurisdiction. This Agreement shall be governed by the Laws of the State of New York, its rules of conflict of laws notwithstanding. The Seller and each of the Purchasers hereby agree and consent to be subject to the exclusive jurisdiction of any federal or state Court located in the Borough of Manhattan in the City of New York in any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby, and to the jurisdiction of any direct appellate court therefrom. Each party hereby irrevocably consents to the service of any and all process in any such suit, action or proceeding by the delivery of such process to such party at the address and in the manner provided in Section 8.1 hereof.

Section 8.9 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or electronic transmission shall be as effective as delivery of a manually executed counterpart thereof.

Section 8.10 Headings. The heading references herein and in the table of contents hereto are for convenience purposes only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

Section 8.11 Survival. The (a) representations and warranties in this Agreement shall be considered to have been relied upon by the parties to whom they were made and shall survive the Closing and (b) covenants and agreements contained in this Agreement shall survive the Closing until fully performed, and, in any such case a claim with respect to a breach of any such representation, warranty, covenant or agreement may be brought at any time prior to the termination of this Agreement by the parties hereto.

Section 8.12 Further Assurances. From time to time after the Closing Date, at the request of the other parties hereto and at the expense of the party so requesting, the Seller and the Purchasers shall execute and deliver to such requesting party such documents and take such other action as such requesting party may reasonably request in order to consummate the transactions contemplated hereby.

Section 8.13 Limited Liability of Members. Notwithstanding any other provision of this Agreement, no recourse under this Agreement or any documents or instruments delivered in connection with this Agreement or any of the transactions contemplated hereby will be had against any current or future director, officer, employee, stockholder, general or limited partner or member of any of the Purchasers or the Seller, as applicable, or of any of the foregoing (collectively, a “Related Party” of the Purchasers or the Seller, as applicable), whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable Law, it being expressly understood and agreed that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any Related Party, as such, for any obligation of the Purchasers or the Seller, as applicable, under this Agreement or any documents or instruments delivered in connection with this Agreement or any of the transactions contemplated hereby or for any claim based on, in respect of or by reason of such obligations or their creation.

Section 8.14 Severability. If any term, provision, agreement, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, agreements, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such a determination, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in a reasonably acceptable manner in order that the transactions contemplated hereby may be consummated as originally contemplated to the fullest extent possible.

Section 8.15 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and have participated jointly in the drafting of this Agreement and, therefore, waive the application of any Law, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have executed or caused this Agreement to be executed as of the date first written above.

PURCHASERS:

TCV VII, L.P.
a Cayman Islands exempted limited partnership, acting by its general partner

Technology Crossover Management VII, L.P. a Cayman Islands exempted limited partnership, acting by its general partner

Technology Crossover Management VII, Ltd. a Cayman Islands exempted company

By:	/s/ Frederic D. Fenton
Name:	Frederic D. Fenton
Title:	Authorized Signatory

TCV VII (A), L.P.
a Cayman Islands exempted limited partnership, acting by its general partner

Technology Crossover Management VII, L.P. a Cayman Islands exempted limited partnership, acting by its general partner

Technology Crossover Management VII, Ltd. a Cayman Islands exempted company

By:	/s/ Frederic D. Fenton
Name:	Frederic D. Fenton
Title:	Authorized Signatory

TCV MEMBER FUND, L.P.
a Cayman Islands exempted limited partnership, acting by its general partner

Technology Crossover Management VII, Ltd. a Cayman Islands exempted company

By:	/s/ Frederic D. Fenton
Name:	Frederic D. Fenton
Title:	Authorized Signatory

Signature Page to Warrant Purchase Agreement

IN WITNESS WHEREOF, the parties have executed or caused this Agreement to be executed as of the date first written above.

SELLER:

FUNDQUEST INCORPORATED

By:	/s/ Lincoln Ross
Name:	Lincoln Ross
Title:	President and Chief Executive Officer

Signature Page to Warrant Purchase Agreement

Schedule I

SCHEDULE OF PURCHASERS

Name of Purchaser	Percentage of Warrant Shares Purchased	Number of Warrant Shares as of August 18, 2011
TCV VII, L.P.	65.4453778850418%	908,963.00

TCV VII (A), L.P.	33.9874057519397%	472,047.00

TCV MEMBER FUND, L.P.	00.567216363018472%	7,878.00

Schedule II

SCHEDULE OF THE SELLER

Name of the Seller	Price Paid By Each Purchaser
FundQuest Incorporated	TCV VII, L.P.	$1,567,234.00
	TCV VII (A), L.P.	$813,903.44
	TCV MEMBER FUND, L.P.	$13,583.25
	Total:	$2,394,720.69